QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.21

APN:	162-16-211-002 162-16-202-005

When recorded, please return to:

Clark County Department of Development Services
Civil Engineering Division
Clark County Government Center, First Floor

IMPROVEMENT PHASING AGREEMENT

        THIS AGREEMENT is made and entered into on this 16th day of August, 2004, by and between the COUNTY OF CLARK, a political subdivision of the State of Nevada (hereinafter referenced the "COUNTY") and Lido Casino Resort, LLC, a Limited Liability Company (hereinafter referenced the "DEVELOPER").

        The initial addresses of the Parties, which one Party may change by giving notice to the respective other Parties, are as follows:

COUNTY	DEVELOPER
Phil Rosenquist, Director Department of Development Services Clark County, Nevada 500 South Grand Central Parkway Las Vegas, Nevada 89155-3530 (702) 455-3030 (702) 455-5810 FAX	Brad Stone, Vice President Lido Casino Resort, LLC 3355 Las Vegas Boulevard South Las Vegas, Nevada 89109 ( ) - ( ) - FAX

W I T N E S S E T H:

        WHEREAS, the DEVELOPER has obtained from the COUNTY the following land use approvals: UC-0072-04 & UC-1769-96 to construct a commercial project within Section 16 of Township 21 South and Range 61 East, Mount Diablo Meridian, Clark County, Nevada and more fully described in Exhibit "A" attached hereto and by this reference made a part hereof (hereinafter referenced the "DEVELOPMENT"); and,

        WHEREAS, the proposed DEVELOPMENT is projected to cause increased pedestrian and vehicular traffic as well as other developmental impacts that may exceed the capacity of existing public facilities located in or adjacent to Las Vegas Boulevard South, Sands Avenue, and Koval Lane; and,

        WHEREAS, the DEVELOPER proposes to proceed with its development plans in accordance with Section 30.32.170 of the Clark County Code; and,

        WHEREAS, the DEVELOPER has submitted a Traffic Impact Analysis, a Drainage Study, and has paid to the COUNTY the appropriate Improvement Phasing Fee for the DEVELOPMENT; and,

        WHEREAS, the COUNTY does not object to the DEVELOPER's proposal provided DEVELOPER complies with the terms and conditions of this AGREEMENT and with the Clark County Code.

        NOW, THEREFORE, in acknowledgment that the foregoing is reasonably necessary, and for and in consideration of the premises and mutual covenants herein contained, the Parties hereto agree as follows:

ARTICLE I—DEFINITIONS

1.1
"IMPROVEMENT" or "IMPROVEMENTS" means the following:

1)
All mitigation measures and public facilities identified in the land use approval(s): UC-0072-04 & UC-1769-96 including, but not limited to, the traffic impact mitigation measures and drainage impact mitigation measures identified in the final COUNTY approved impact evaluation studies, as described in Section 2.3 herein, and all supplemental impact evaluation studies submitted thereafter; and,

b)
All other off-site public improvements proposed by the DEVELOPER located on the DEVELOPMENT's frontages along all existing or proposed publicly dedicated streets including, but not limited to, utility installations, adjustments and relocations; bridges, conduits, culverts and pipes; foundations and structural supports; mechanical, communications, and electrical equipment and facilities; street and walkway lighting; traffic control devices and equipment; legal signage; and, aesthetic improvements as depicted in the accepted off-site improvement design plans and specifications as described in Section 2.4 herein.

1.2
"IMPROVEMENT COST" means all costs including, but not limited to, the design, the construction, and the management/administration of the construction contract for the IMPROVEMENTS described in Sections 1.1, 2.3, and 2.5 herein, including public facility and utility adjustments and/or relocations, labor, materials, equipment costs required to complete construction of the IMPROVEMENTS, such other items associated with the construction of the similar IMPROVEMENTS, and such other public facilities described herein.

1.3
"IMPROVEMENT Operations and Maintenance Costs" means all costs for operation and maintenance of the IMPROVEMENTS as set out in Sections 2.8 and 3.3 herein and such other operations and maintenance actions to assure a good and serviceable public facility.

1.4
"PERFORMANCE BOND" means a bond or cash deposit made payable to the COUNTY, in accordance with the provisions of Section 30.32.150 of the COUNTY Code and in the amount as set out in Section 2.9 herein, to assure acceptable construction of the IMPROVEMENTS, posted on forms acceptable to the COUNTY District Attorney's office and the COUNTY Engineer, and executed by a surety or guaranty company with offices lawfully located and actually doing business within the COUNTY and qualified to do business in the state of Nevada.

ARTICLE II—DEVELOPER AGREES

2.1    In General

  The DEVELOPER agrees to comply with the Clark County Code and all conditions established for its proposed developmental land uses. Due to the complex nature of the DEVELOPMENT and the possible mitigation measures and improvements required, the DEVELOPER has elected to proceed with the improvement phasing process of Section 30.32.170 of the Clark County Code and DEVELOPER agrees to comply with terms and conditions said Section 30.32.170 of the Clark County Code. Further, the DEVELOPER acknowledges and agrees that the COUNTY may require additional impact measures beyond those identified at the time of the DEVELOPER's traffic impact analysis submittal. The DEVELOPER will either participate in the future cost to construct, or it will construct, the necessary improvements prior to occupancy, to be determined solely by the COUNTY and provided at the DEVELOPER's sole cost and expense.

  Additionally, the DEVELOPER agrees to acquire title for all property rights within the DEVELOPMENT. The DEVELOPER acknowledges and agrees to provide those property rights in the possession of the DEVELOPER, at no cost to the COUNTY, that are required to construct (i) the IMPROVEMENTS, (ii) all private storm drainage easement(s) for the DEVELOPMENT, if required by the Drainage Impact Evaluation Study or Drainage Impact Mitigation Plan), and (iii) all other public rights-of-way needed for systems, vehicles, pedestrians, utilities, drainage, and/or mitigation measures associated with the DEVELOPMENT including, but not limited to, access easements, construction easements, maintenance easements, drainage easements, sewer easements, water line easements, and traffic control easements.

  The actual location and final dimension for the remainder of said rights-of-way will be more specifically identified in the construction documents. The DEVELOPMENT will allow for such other improvements and rights-of-way as identified on Master Plans adopted by the COUNTY's Board of County Commissioners, and such other Master Plans adopted by the COUNTY's Board of County Commissioners in their capacity as the Board of Directors or Trustees of other entities such as for the Clark County Sanitation District and the Las Vegas Valley Water District, and the on-site and off-site design Plans and Specifications for the IMPROVEMENT construction that are accepted by the COUNTY.

2.2    DEVELOPER's Property Conveyance

  The DEVELOPER agrees to convey all proposed public property rights owned by the DEVELOPER to the COUNTY, at no cost or expense, free and clear of all liens, covenants, restrictions and encumbrances, as required for the construction, maintenance or use of the IMPROVEMENTS within the DEVELOPMENT prior to the COUNTY's issuance of building permits in accordance with Subsection 30.32.170(4) of the Clark County Code, or within thirty (30) days after the receipt of written notice from the COUNTY, whichever date occurs first. However, in no instance shall a temporary or permanent occupancy certificate for the general public's use of any structure in the DEVELOPMENT be issued by the COUNTY prior to the conveyance to the COUNTY of all required public property rights within the DEVELOPMENT owned by the DEVELOPER. Any conveyance of land or property right by the DEVELOPER to the COUNTY for the public's use of sidewalks, walkways, or other forms of pedestrian passage through the DEVELOPMENT, will be for facilitating the perpetual use and flow of pedestrian traffic, utility easements, public facility easements, and for maintenance purposes of said sidewalks, walkways, and pedestrian passage ways; without restrictions. The language and form of all property transfer instruments or documents will be in accordance with state and federal law before said transfer instrument or document is recorded in the office of the Clark County Recorder.

2.3    DEVELOPER's Impact Evaluation Studies and Mitigation Plans

  The DEVELOPER acknowledges that it has retained professional engineering services from a Nevada Registered Professional Civil Engineer for the preparation and has submitted the following impact evaluation studies in accordance with Section 30.32.080 and Subsections 30.32.170 (5) and 30.52.050(b) of the Clark County Code:

  (a)
  A Traffic Impact Analysis together with a Traffic Impact Mitigation Plan contained therein, prepared in a manner acceptable to the COUNTY, identifying the traffic capacity mitigation measures needed and to be provided by the DEVELOPER with respect to the DEVELOPMENT, at no cost to the COUNTY, as an offset for the projected vehicular and pedestrian traffic increases caused by the DEVELOPMENT, plus said plan will identify area wide traffic mitigation measures also being provided by the DEVELOPER to offset the projected traffic volume increases on public streets not adjacent to or abutting the DEVELOPMENT and caused by the DEVELOPMENT. The Traffic Impact Analysis will also identify the air quality impacts resulting from vehicular traffic generated by the

    DEVELOPMENT and pedestrian safety needs as they relate to public walkways. Any reliance upon the use of a joint driveway for access to the DEVELOPMENT contained as a premise of the Traffic Impact Analysis will require the establishment of cross easements from the parties to each other or the dedication of a public right-of-way acceptable to the COUNTY, within three (3) months after the date of the COUNTY's approval of this AGREEMENT, or the Traffic Impact Analysis will be modified by the DEVELOPER to reflect traffic capacity mitigation measures caused by the DEVELOPMENT without any reliance upon a joint driveway for providing DEVELOPMENT access. The DEVELOPER also agrees to comply with said Traffic Impact Analysis, said Traffic Impact Mitigation Plan, and all other traffic related conditions set forth in this AGREEMENT prior to the COUNTY's issuance of a temporary or permanent certificate of occupancy for the general public's use of the DEVELOPMENT.

  (b)
  A Drainage Study together with a Drainage Impact Mitigation Plan contained therein, may be submitted in phases, which must be prepared in a manner acceptable to the COUNTY and the Clark County Regional Flood Control District, and that will identify the drainage mitigation measures needed and proposed to be provided by the DEVELOPER with respect to the DEVELOPMENT, at no cost to the COUNTY, as an offset for the projected drainage discharge increases caused by the DEVELOPMENT, plus said Drainage Impact Mitigation Plan will identify the on-site and the off-site drainage diversions provided by the DEVELOPMENT and any needed drainage impact mitigation measures to be provided by the DEVELOPER, and finally the Drainage Impact Mitigation Plan will identify the needed changes to all drainage facilities impacted by the DEVELOPMENT, in accordance with the accepted Drainage Study, after completion of the DEVELOPMENT and necessary to provide upstream and downstream property protection from the adverse effects of a one hundred (100) year storm event that has a one (1%) percent probability of occurring each year. The DEVELOPER also agrees to comply with said Drainage Study, said Drainage Impact Mitigation Plan, and all other drainage conditions set forth in this AGREEMENT prior to the COUNTY's issuance of temporary or permanent certificate of occupancy for the general public's use of the DEVELOPMENT.

2.4    DEVELOPER's Design Responsibilities

  The DEVELOPER agrees to prepare the design and construction documents for the IMPROVEMENTS and other features of the DEVELOPMENT, at no cost to the COUNTY, and in accordance with the Clark County Code and in a manner acceptable to the COUNTY as follows:

  (a)
  Per Section 2.3 herein, the DEVELOPER acknowledges that it has retained, at its sole cost and expense, professional engineering services from a Nevada registered professional engineer for the preparation of a Drainage Study and a Traffic Impact Analysis for the DEVELOPMENT acceptable to the COUNTY. The DEVELOPER further acknowledges that the Traffic Impact Analysis submitted by the DEVELOPER must be approved by the COUNTY prior to the DEVELOPER'S preparation of construction documents for any IMPROVEMENT.

  (b)
  The DEVELOPER agrees to retain, at its sole cost and expense, professional engineering design services from a Nevada professional engineer for the preparation of construction documents, including the final plans and specifications, for the IMPROVEMENTS in a manner acceptable to the COUNTY. Such construction documents shall be submitted in an approvable format to the COUNTY, and must receive final approval from the COUNTY and any other entity as required by the COUNTY, and apply for a right-of-way permit for construction of the IMPROVEMENTS, within nine (9) months from the date of issuance of the first building permit and prior to the issuance of any temporary or permanent certificates of occupancy for the general public's use of the DEVELOPMENT.

  (c)
  The design of the IMPROVEMENTS will employ the design standards and criteria contained in Subsection 30.32.080(a) of the Clark County Code as adopted by the COUNTY on the date of this AGREEMENT. However, the Parties mutually agree:

  (1)
  That aesthetic design standards for private improvements shall be established by the DEVELOPER in accordance with the requirements of the Clark County Code and/or the Clark County Planning Commission; and,

  (2)
  That life and safety standards for the IMPROVEMENTS shall meet or exceed the COUNTY's Street Improvement Standards of Subsection 30.32.080(a) of the Clark County Code and the requirements of the COUNTY's Building Code.

2.5    DEVELOPER's Off-Site Improvement Construction

  The DEVELOPER agrees to construct at its sole cost and expense the IMPROVEMENTS, and all other off-site improvements identified and made a part of the accepted off-site improvement plans and specifications for the DEVELOPMENT associated with each phase of the DEVELOPMENT. No temporary or permanent certificates of occupancy for the general public use of the DEVELOPMENT shall be issued until the Traffic Impact Analysis and the construction plans and specifications for the IMPROVEMENTS are approved by the COUNTY, the required drainage and traffic participation agreements have been executed, and the IMPROVEMENTS permitted, constructed, and accepted by the COUNTY's Department of Development Services.

2.6    DEVELOPER's Additional Participation

  (a)
  At the request of the COUNTY, the DEVELOPER agrees to provide cash contributions and/or execute participation agreements for all off-site traffic mitigation measures identified as being remote from the DEVELOPMENT in the COUNTY approved Traffic Impact Analysis, and in any COUNTY approved supplemental Traffic Impact Analysis, in the amount determined to be the contributory share attributable to the DEVELOPMENT as derived by said study and as approved by the COUNTY. The DEVELOPER will pay all cash contributions or will sign all said offsite traffic participation agreements prior to the COUNTY's approval of the Traffic Impact Analysis for the DEVELOPMENT.

  (b)
  At the request of the COUNTY, the DEVELOPER agrees to provide cash contributions and/or execute participation agreements for all off-site drainage mitigation measures identified as being remote from the DEVELOPMENT in the COUNTY approved Drainage Study, and in any COUNTY approved supplemental Drainage Study, in the amount determined to be the contributory share attributable to the DEVELOPMENT as derived by said study and as approved by the COUNTY. The DEVELOPER will pay all cash contributions or will sign all said offsite drainage participation agreements prior to the COUNTY's approval of the Drainage Study for the DEVELOPMENT.

2.7    DEVELOPER's Building Permits

  Building Permits for the DEVELOPMENT shall be issued by the COUNTY in accordance with the provisions of Title 30 of the COUNTY Code ("the Clark County Unified Development Code"), except for the building permits for the structures specifically identified and shown in Exhibit "B," attached hereto and by this reference made a part hereof, which building permits will only be issued after all of the conditions of Section 30.32.170 and the conditions shown on Exhibit "B" have been met.

2.8    DEVELOPER's Operations and Maintenance Responsibility

  (a)
  The DEVELOPER will provide for the operation and maintenance of all IMPROVEMENTS located within the DEVELOPMENT including, but not limited to, sidewalks, walkways, or other forms of pedestrian passage through the DEVELOPMENT which are not dedicated for the general public's use and are not accepted for maintenance by the COUNTY, or any other public entity.

  (b)
  The DEVELOPER will provide for the maintenance of all private improvements located within public rights-of-way acquired, reserved, or leased by the DEVELOPER.

  (c)
  The DEVELOPER will provide for the operation of all IMPROVEMENTS constructed, installed, owned and/or controlled by the DEVELOPER.

2.9    DEVELOPER's PERFORMANCE BOND

  The DEVELOPER agrees to provide the COUNTY a PERFORMANCE BOND in favor of the COUNTY, prior to the issuance of any building or construction permits, and in the amount of one hundred twenty-five (125%) percent of the estimated IMPROVEMENT COST approved by the COUNTY, which equals One Million One Hundred Sixteen Thousand Five Hundred Eighty-Two dollars ($1,116,582). The DEVELOPER will maintain the full amount of said PERFORMANCE BOND and replace any amounts used by the COUNTY pursuant to the terms of this AGREEMENT when requested to do so by the COUNTY. The DEVELOPER further agrees to increase the amount of the PERFORMANCE BOND to reflect true and actual increases in the IMPROVEMENT COSTS above the amount previously posted after the review and approval by the COUNTY of the Traffic, Drainage, and any supplemental Impact Evaluation Studies and prior to the date of issuance of any additional building permits.

2.10    Fees

  The DEVELOPER agrees to pay to the COUNTY all application, plans check and inspection fees associated with this AGREEMENT in accordance with Chapter 30.80 of the Clark County Code.

2.11    TDM and TSM Studies and Follow-Up Studies

  The DEVELOPER agrees to prepare plans for Transportation Demand Management (TDM) and Transportation Systems Management (TSM) as they relate to the employees, customers, and visitors of the DEVELOPMENT. The plans will be made a part of the Traffic Impact Evaluation Study and shall be presented by the DEVELOPER or his representative to the COUNTY's Board of Commissioners during one of their regularly scheduled meetings for acceptance by the Board of Commissioners prior to the DEVELOPER's request for approval of a temporary or permanent certificate of occupancy. The DEVELOPER agrees to satisfy and comply with all aspects of the accepted TDM and TSM plans in the DEVELOPER's operation of the DEVELOPMENT. DEVELOPER will perform a follow-up study to evaluate the effectiveness of its TDM and TSM plans. Said follow-up study shall be completed within one year of the DEVELOPMENT's occupancy is established and shall be presented by the DEVELOPER or his representative to the COUNTY's Board of Commissioners.

2.12    IMPROVEMENT Warranty

  The DEVELOPER is responsible for any original or developed defects or failures of the IMPROVEMENTS which appear within one (1) year after the date of acceptance of the IMPROVEMENTS by the COUNTY. The DEVELOPER shall, at its own cost and expense, make all replacements and adjustments the IMPROVEMENTS as required by the COUNTY, within thirty (30) days after being notified by the COUNTY of such defects or failures, and to the satisfaction of the COUNTY.

ARTICLE III—COUNTY AGREES

3.1    COUNTY's Property Conveyance

  The COUNTY shall convey all surplus property rights, as solely determined by the COUNTY, which were granted to the COUNTY by the DEVELOPER for the IMPROVEMENT construction, or previously granted to the COUNTY by the DEVELOPER for any other public improvement identified herein, to the DEVELOPER after the completion of the IMPROVEMENT construction and upon acceptance of the IMPROVEMENT construction for maintenance by the COUNTY.

3.2    COUNTY's Design Responsibilities

  The COUNTY agrees to prepare the design and construction contract documents for the public improvements included herein that are not previously established development conditions imposed on the DEVELOPMENT by the COUNTY's land use approval process, are not a DEVELOPER's obligation contained in this AGREEMENT, or a public improvement that is to be cost shared with other parties.

3.3    COUNTY's Operations and Maintenance Responsibility

  The COUNTY agrees to provide, so long as it is in the best interest of the COUNTY and/or the public, as solely determined by the COUNTY's Director of Development Services or designee, or make arrangements to provide, for the operation and maintenance of the IMPROVEMENTS, if such IMPROVEMENTS are dedicated to the COUNTY and located in the public's right-of-way, upon acceptance of the IMPROVEMENT construction by the COUNTY, except sidewalks, walkways, or other forms of pedestrian passage through the DEVELOPMENT which are not dedicated for the general public's use and which have not been accepted for maintenance by the COUNTY.

3.4    COUNTY's Review of Submittals

  The COUNTY agrees that it will review all Submittals of the DEVELOPER in the normal review process time frame as determined by the COUNTY.

ARTICLE IV—COUNTY AND DEVELOPER AGREE

4.1    In General

  The Parties to this AGREEMENT mutually agree that the construction of off-site and on-site improvements described herein and the granting or dedication of rights-of-way for the public's use are reasonably necessary to support and mitigate the effects of the DEVELOPMENT on the COUNTY's system of roadways, walkways and drainage facilities.

  The Parties further agree to grant to each other, their authorized agents, and contractors the right to enter and occupy those portions of property owned by the Parties hereto as reasonably necessary to construct the IMPROVEMENTS after the DEVELOPER, his agents, or contractors have been issued the prerequisite building and/or encroachment permit.

4.2    IMPROVEMENT Coordination

  The Parties mutually agree to coordinate their respective design efforts with the other Party that may be affected by any proposed IMPROVEMENT construction.

4.3    No Barriers to Public Access

  Except for temporary obstructions caused by construction or maintenance activities, the Parties hereto mutually agree that no barriers shall be constructed on any portion of the

  IMPROVEMENTS located within public rights-of-way that would obstruct the use, operation and maintenance of IMPROVEMENTS or that would interfere with the free access and movement of the Parties and the public through the IMPROVEMENTS located within public rights-of-way.

ARTICLE V—MISCELLANEOUS

5.1    Term

  This AGREEMENT shall be in full force and effect from and after the date of execution of the AGREEMENT and shall continue until the obligations of all Parties herein are fulfilled.

5.2    Workmanship

  All work contemplated in this AGREEMENT shall be performed in a good and workmanlike manner and each portion shall be promptly commenced by the Party hereto obligated to do the same and thereafter diligently prosecuted to conclusion in its logical order and sequence.

5.3    Non-Waiver

  None of the conditions of this AGREEMENT shall be considered waived by any Party unless such waiver is in writing and signed by all Parties. No such waiver shall be a waiver of any past or future default, breach, or modification of any of the conditions of this AGREEMENT unless expressly stipulated in such waiver.

5.4    Successors and Assigns

  The terms, provisions, covenants, and conditions of this AGREEMENT shall apply to, bind, and inure to the benefit of the Parties hereto, their heirs, executors, administrators, legal representatives, successors, and assigns.

5.5    Severability

  If any term, provisions, covenant, or condition of this AGREEMENT, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void, or unenforceable, all other provisions, covenants, and conditions of this AGREEMENT, and all applications thereof, shall not be held invalid, void, or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

5.6    Captions

  The captions appearing at the commencement of the Sections and Articles hereof are descriptive only and for convenience in reference to this AGREEMENT and in no way whatsoever define, limit, or describe the scope or intent of this AGREEMENT, nor in any way affect this AGREEMENT.

5.7    Governing Law

  The laws of the state of Nevada shall be applied in interpreting and construing this AGREEMENT.

5.8    Further Assurances

  The Parties hereto shall take any actions necessary on or after the date hereof which may be required to effectuate the terms of this AGREEMENT.

5.9    Notices

  Every and all notices required hereunder shall be given by personal service, telegram, or by deposit in the United States Mail, postage prepaid to the respective other Parties to this AGREEMENT.

5.10    Amendments or Modifications

  This AGREEMENT contains the entire agreement between the Parties herein and cannot be amended, modified, or changed, unless done so in writing and signed by the Parties.

5.11    Indemnification and Insurance

  The DEVELOPER does hereby agree to indemnify, defend, and hold harmless the COUNTY and its officers, agents, and employees from and against any and all suits, actions, proceedings, claims, demands, losses, damages, liabilities, costs, interests, attorney fees, and expenses of whatever kind or nature, whether rightful or otherwise, arising out of or related to this AGREEMENT, and/or arising out of the actions of the DEVELOPER in the performance or non-performance of this AGREEMENT. The foregoing indemnity clause includes, but is not limited to, any and all claims, demands, losses, damages, liabilities, costs, interests, attorney fees (including, but not limited to, attorney fees applicable to state and federal actions), and expenses of whatever kind or nature, whether rightful or otherwise, arising from any condition or restriction contained in any property conveyance or transfer document, and/or the actions or inactions of the COUNTY its officers, agents, or employees arising out of the development AGREEMENT, the approval of this AGREEMENT, the consequences of the COUNTY's approval of this AGREEMENT, failure of the DEVELOPER to adequately construct, operate, repair, or maintain the sidewalks, walkways, or other forms of pedestrian passage through the DEVELOPMENT, injuries caused to person or persons or property damage sustained as a result of the acts or omissions of the DEVELOPER relating to the sidewalk, walkways, or other forms of pedestrian passage in the DEVELOPMENT. The COUNTY may, at its own option, choose to hire its own attorneys in defense of any or all suits, demands, losses, damages, liabilities, costs, interests, attorney fees, and expenses of whatever kind or nature, whether rightful or otherwise. If the COUNTY chooses to exercise this option, the DEVELOPER will continue to indemnify and hold the COUNTY harmless and remain responsible and liable for the payment of all fees, costs, expenses, and interest including, but not limited to, attorney's fees, investigative fees, court costs and expenses and filing fees, witness fees, court reporter fees, and all other related office and administrative expenses.

  The DEVELOPER agrees to obtain and maintain a general comprehensive liability insurance policy in the minimum amount of five million ($5,000,000) dollars on an "occurrence" basis and with the DEVELOPER's deductible not exceeding two hundred fifty thousand ($250,000). The coverage must be provide either on ISO Commercial General Liability form or an ISO Broad Form Comprehensive General Liability form. Policies must include, but not limited to, coverages for bodily injury, property damage, personal injury, Broad Form property damage, premises and operations, and severability of interest. Said policy will name the COUNTY, its commissioners, officers, agents, and employees as additional insureds. The policies will be primary and any other insurance carried by the DEVELOPER shall be excess and not contributing therewith. The policy must be endorsed to require thirty (30) days advanced notice to COUNTY of modification or cancellation of said policy. This insurance requirement does not in any way limit the DEVELOPER's liability under this Agreement.

5.12    Counterparts

  This AGREEMENT may be executed in counterparts, each of which shall be deemed an executed original and all of which together shall constitute one and the same instrument, or may be executed as one original and copies (certified true and accurate) supplied to each party.

        IN WITNESS WHEREOF, the Parties hereto have caused this AGREEMENT to be executed by their authorized officers the day and year first above written.

COUNTY OF CLARK, a political subdivision of the State of Nevada	Lido Casino Resort, LLC A Limited Liability Company

/s/ PHIL ROSENQUIST Phil Rosenquist, Director Department of Development Services	/s/ BRAD STONE Brad Stone, Vice President

State of Nevada

County of Clark

This instrument was acknowledged before me on August 10, 2004, by Brad Stone as Vice President of Lido Casino Resort, LLC, a Limited Liability Company.

N(Seal, if any)	/s/ AGNIESZKA K. PARKER (Signature of notarial officer)
[SEAL] Notary Public—State of Nevada COUNTY OF CLARK AGNIESZKA K. PARKER NO. 00-64827-1 My Appointment Expires September 19, 2004	My commission expires: Sept. 19th, 2004

STANDARD FORM APPROVED BY THE CLARK COUNTY BOARD OF COMMISSIONERS JULY 16, 2002.

APN 162-16-211-002 & 162-16-202-005

LEGAL DESCRIPTION: PALAZZO PHASING

A PARCEL OF LAND BEING A PORTION OF LOT 2 OF "VENETIAN CASINO RESORT" A COMMERCIAL SUBDIVISION, AS DELINEATED ON THAT CERTAIN RECORD OF SURVEY IN FILE 96, PAGE 37, OFFICIAL RECORDS OF CLARK COUNTY, NEVADA COMBINED WITH THAT CERTAIN PARCEL RECORDED IN A DEED RECORDED OCTOBER 2, 2001 IN BOOK 20011002 AS DOCUMENT NO. 02608, OFFICIAL RECORDS OF CLARK COUNTY, NEVADA.

EXCEPTING THEREFROM THAT CERTAIN PARCEL OF LAND RECORDED IN A DEED RECORDED IN BOOK 20020830 AS DOCUMENT NO. 04166, OFFICIAL RECORDS OF CLARK COUNTY, NEVADA AND DELINEATED ON THAT CERTAIN RECORD OF SURVEY IN FILE 122, PAGE 62 OF OFFICIAL RECORD, CLARK COUNTY, NEVADA.

/s/ Kenneth W. Shumway
6-24-04
[SEAL]

QuickLinks

IMPROVEMENT PHASING AGREEMENT
ARTICLE I—DEFINITIONS
ARTICLE II—DEVELOPER AGREES
ARTICLE III—COUNTY AGREES
ARTICLE IV—COUNTY AND DEVELOPER AGREE
ARTICLE V—MISCELLANEOUS